Exhibit 99.1

Cingulate Inc. Reports Second Quarter 2022 Financial Results

and Provides Clinical and Business Update

$5 Million of Non-Dilutive Financing

Veteran Biotech Executive Appointed to Board

KANSAS CITY, Kan., August 11, 2022 — Cingulate Inc. (NASDAQ: CING), a clinical-stage biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the quarter ended June 30, 2022, and provided a clinical and business update. Highlights include the announcement of $5 million of debt financing and the appointment of an additional member to Cingulate’s Board of Directors.

“Cingulate continues to advance its mission in bringing next-generation medications to patients where standard-of-care treatments result in suboptimal outcomes. Millions of patients today who suffer from Attention Deficit/Hyperactivity Disorder (ADHD) and anxiety could benefit from the true once-daily medications we are advancing now,” said Shane J. Schaffer, Cingulate Chairman & CEO.

Schaffer continued, “Capital is imperative to any clinical-stage company’s long-term success, so we’re pleased to announce that we strengthened our balance sheet through a non-dilutive transaction with board member and long-standing investor, Peter J. Werth. This additional financing exemplifies Werth’s confidence in Cingulate’s pipeline and overall mission.

Furthermore, as we move toward our new drug application (NDA) filings, the appointment of Scott Applebaum to our board brings over 10 years of ADHD expertise and adds to the pharmaceutical industry hallmarks that comprise our board.”

Werth Family Investment Associates Provides $5 Million of Debt Financing

Cingulate received $5 million of debt financing from Werth Family Investment Associates LLC (WFIA). The promissory note executed in favor of WFIA is unsecured with interest accruing at 15% per annum. Outstanding principal and interest is due and payable on August 8, 2025, and WFIA has a right during the first five business days of each calendar quarter beginning April 1, 2023 to call for payment 120 days after notice to the Company. WFIA owns 871,731 shares of Cingulate common stock and Peter J. Werth, a member of Cingulate’s Board of Directors and the manager of WFIA, owns 21,849 shares of Cingulate common stock.

Scott Applebaum Appointed to Cingulate Board of Directors

Cingulate has expanded its Board of Directors to eight directors and appointed Scott Applebaum as a Class III director. Mr. Applebaum is an industry veteran with over 25 years of experience at large and small biopharmaceuticals companies. He is currently Chief Legal Officer and Corporate Secretary at VectivBio (NASDAQ:VECT), a biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe rare conditions with high unmet medical need.

Mr. Applebaum brings considerable ADHD expertise to Cingulate having spent a decade at Shire, now Takeda. At Shire he worked in various roles critical to the success of its blockbuster ADHD franchises (Adderall XR®, Vyvanse® and Intuniv®), including leading its global legal, regulatory and commercial functions at various points in his 10-year tenure.

Prior to his current position at VectivBio, Applebaum was the Chief Legal & Compliance Officer and Senior Vice President of Regulatory Affairs at Trevena, where he played a key role in gaining U.S. Food and Drug Administration (FDA) approval for their lead product, Olinvyk®. Previously, he served as President of Context Therapeutics and was General Counsel at Vitae Pharmaceuticals, where he was instrumental in their sale to Allergan. Formerly, he was Chief Legal Officer for Medgenics, a rare genetic disease company, and he began his pharmaceuticals career at Bristol Myers Squibb.

“Cingulate is creating next-generation products to address the long-standing unmet needs of patients with ADHD. Having spent a decade involved in ADHD and working closely with the ADHD community, I have seen first-hand the need for these innovative products. I am excited to join the Cingulate Board of Directors to support the growth of this company, its product candidates, and drug pipeline – all of which are on a promising trajectory and have the potential to make a real difference for patients,” Mr. Applebaum said.

Before entering the biopharmaceutical industry, Applebaum was a lawyer at Dechert LLP. He received his J.D. from Stanford Law School and a B.S. in Economics, Finance and Accounting from the Wharton School of the University of Pennsylvania.

Clinical and Business Update

●	CTx-1301: Cingulate has designed its clinical program for CTx-1301 (dexmethylphenidate), its lead investigational asset for the treatment of ADHD, based on FDA feedback regarding its CTx-1301 initial Pediatric Study Plan (iPSP), and longstanding guidance on the expedited approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act.

The Company has commenced study start-up activities for the CTx-1301 Phase 3, fixed-dose, pediatric and adolescent safety and efficacy study, and anticipates dosing the first patient in late 2022. Cingulate has been experiencing delays in the manufacturing and delivery of clinical supply for this study due to operational resource issues at its contract manufacturing organization. Manufacturing of the final two dosage strengths, which are necessary to dose the first patient, is expected to begin in the second half of this year. Results from the fixed-dose study are expected in the second half of 2023. In order to meet the pharmacology requirement for the CTx-1301 NDA submission, Cingulate plans to complete a food effect study in the fourth quarter of 2022. Assuming it receives positive clinical results from the Phase 3 trial and food effect study, Cingulate still plans to submit the NDA for CTx-1301 in late 2023 under the Section 505(b)(2) pathway.

In addition to the studies noted above, Cingulate plans to initiate an adult dose-optimization study (Phase 3b) to assess the onset and duration of efficacy in the second half of 2023. This Phase 3b trial is supplementary and is not required for the CTx-1301 NDA submission.

In order to achieve the filing of the NDA for CTx-1301 in late 2023 for potential FDA approval, Cingulate believes that it will need approximately $16.5 million of additional capital. Cingulate will also need additional capital to advance its other programs. The Company is evaluating alternatives to raise additional capital, including equity and debt financing and non-dilutive strategic collaborations in the U.S. and abroad. In addition, Cingulate continues to evaluate commercial collaborations, which would provide more immediate access to marketing, sales, market access and distribution infrastructure.

●	CTx-1302: Cingulate plans to initiate a Phase 1/2 bioavailability study in ADHD patients for CTx-1302 (dextroamphetamine), its second investigational asset for the treatment of ADHD, in 2023 and, if the results from this study are successful, the Company plans to initiate pivotal Phase 3 clinical trials in all patient segments for CTx-1302 in 2024 with results expected in 2025.

●	CTx-2103: Cingulate announced in June the completion of the human formulation study for its third asset, CTx-2103, for the management of anxiety, which is the most common mental health concern in the U.S. Furthermore, this trial extends the potential of the PTR platform where multiple daily doses are required and the timing, style, and ratio of this medication delivery is paramount. The study was conducted at BDD Pharma in the United Kingdom. Results are expected later this month.

CTx-2103 contains the active pharmaceutical ingredient buspirone hydrochloride, a non-benzodiazepine medication, which has no evidence for the development or risk of dependency. However, due to its short half-life, buspirone is prescribed to be taken several times a day for management of anxiety, which can be challenging for patients and may lead to sub-optimal treatment outcomes. CTx-2103 will be designed as a once-daily, multi-dose tablet, which the Company believes will offer clear differentiation and compelling advantages over currently available treatment options.

Second Quarter Results

●	Cash Position: As of June 30, 2022, Cingulate had $8.2 million in cash and cash equivalents, as compared to $16.5 million in cash and cash equivalents as of December 31, 2021. Cash and cash equivalents as of June 30, 2022, reflect the net proceeds of the Company’s IPO of approximately $20.4 million, which closed on December 10, 2021, less development and operating expenses which occurred in late 2021 and the first two quarters of 2022. Based on the Company’s current operating plan and with the proceeds from the WFIA debt financing, Cingulate expects its cash and cash equivalents will enable the Company to fund its research and development and general and administrative expenditures through the first quarter of 2023.

●	Research & Development (R&D) Expenses: R&D expenses were $2.2 million for the three months ended June 30, 2022, compared to $0.8 million for the same period in 2021. R&D expenses were $4.9 million for the six months ended June 30, 2022, as compared to $1.4 million for the same period in 2021. Development activity has been increasing since late 2021 as the Company is active in study start-up phase of a Phase 3 clinical study, the fixed-dose pediatric and adolescent safety and efficacy study for CTx-1301. In addition, manufacturing of the Phase 3 clinical supply for this study began in the first quarter of 2022 with continued activity in the second quarter of 2022. The Company has also incurred costs in the first two quarters of 2022 relating to a human formulation study for CTx-2103.

●	General and Administrative (G&A) Expenses: G&A expenses were $1.9 million for the three months ended June 30, 2022, compared to $0.6 million for the same period in 2021. G&A expenses were $4.1 million for the six months ended June 30, 2022, as compared to $1.4 million for the same period in 2021. These increases relate to certain costs which have increased for the Company operating as a public company, including directors and officers’ insurance, audit and other professional fees and added personnel.

●	Net Loss: Net loss was $4.0 million for the three months ended June 30, 2022, compared to $1.4 million for the same period in 2021. Net loss was $9.0 million for the six months ended June 30, 2022, as compared to $2.8 million for the same period in 2021. These increases relate to the increased development activity as well as the increase in G&A expenses relating to additional costs to operate as a public company, both described above.

About Cingulate®

Cingulate Inc. is a clinical-stage biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature.

These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 28, 2022. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Cingulate Inc.

Consolidated Balance Sheet Data

	June 30, 2022	December 31, 2021
Cash, cash equivalents and short-term investments	$8,195,760	$16,493,678
Working capital	$9,178,648	$17,705,601
Total assets	$13,803,855	$22,886,257
Total liabilities	$1,618,980	$2,042,715
Accumulated deficit	$(60,776,222)	$(51,732,264)
Total stockholders’ equity	$12,184,875	$20,843,542

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$2,178,226	$793,587	$4,940,510	$1,356,106
General and administrative	1,870,591	629,032	4,117,651	1,396,677
Operating loss	(4,048,817)	(1,422,619)	(9,058,161)	(2,752,783)

Interest and other income (expense), net	8,370	(9,676)	14,203	(13,435)
Loss before income taxes	(4,040,447)	(1,432,295)	(9,043,958)	(2,766,218)
Income tax benefit (expense)	-	-	-	-

Net loss	(4,040,447)	(1,432,295)	(9,043,958)	(2,766,218)
Net loss per share of common stock, basic and diluted	$(0.36)	-	$(0.80)	-

Investor Relations

Thomas Dalton

Head of Investor & Public Relations, Cingulate Inc.

Tdalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

201-723-5805